EXHIBIT 10.64


                      Apple Residential Income Trust, Inc.
                             Stock Option Agreement


                                November 9, 1998



Glade M. Knight
306 East Main Street
Richmond, Virginia  23219


Dear Mr. Knight:

      You have been designated to receive a nonstatutory stock option to purchase shares of the common stock of Apple Residential Income Trust, Inc. (the "Company") on the terms set forth in this letter. A nonstatutory stock option is an option that does not receive special tax treatment under the Internal Revenue Code.

      This letter constitutes an option agreement (the "Agreement") between you and the Company. The Compensation Committee of the Company's Board of Directors shall administer this Agreement. The terms and conditions of the option award are as follows:

      1. Nonstatutory Option. In consideration of your agreement contained in this letter, the Company hereby grants to you a nonstatutory option (the "Option") to purchase from the Company up to 355,111 shares of common stock of the Company ("Company Stock") at a price of $10 per share (the "Option Price").

      2. Option Vesting. The Option shall vest and become exercisable with respect to the number of shares of Company Stock determined in accordance with the following formula (your "Vested Shares"):

                (A (divided by) B) x C = number of Vested Shares where "A" is the total number of shares of Company Stock sold to the public (pursuant to the Company's Prospectus dated October 16, 1998, as that Prospectus may be supplemented from time to time) in the Additional Offering, "B" is Five Million, and "C" is 355,111 shares of Company Stock; provided, however, that the Option shall be deemed to vest in five equal parts, if, as and when there is sold to the public in the Additional Offering one million, two million, three million, four million and five million shares of Company Stock, and the Option shall vest with respect to shares not corresponding to one of the aforementioned break-points only if and when the Additional Offering is terminated before completion. The value represented by "A" shall include any Company Stock sold up to nine (9) months following the commencement of the Additional Offering; any sale of Company Stock occurring after nine months from such date shall not be used in the above calculation. For example, if 20 million shares of Company Stock are sold during the Company's Additional Offering, 142,044 shares of Company Stock covered by the Option will become Vested Shares. The Option may only be exercised with respect to your Vested Shares. The number of Vested Shares determined pursuant to the foregoing formula shall not exceed 355,111 shares. For purposes of this agreement, "Additional Offering" shall mean the Company's offering of Company Stock to the general public through a registration statement filed with the Securities and Exchange Commission and effective as of October 16, 1998.

      3. Expiration of the Option. The Option will expire ten (10) years from the Date of Grant (the "Expiration Date").

      4. Entitlement to Exercise the Option. The grant of the Option is subject to the following terms and conditions:

            (a) Except as otherwise stated in this Agreement, the Option may be exercised, in whole or in part and to the extent vested, from the Date of Grant until the earliest of (i) the Expiration Date, (ii) 60 days from your retirement or termination of your status as an executive officer of the Company for reasons other than death or disability, or (iii) 180 days from the date you terminate your status as an executive officer of the Company by reason of death or disability. The Committee shall, in its sole discretion, determine whether the executive officer is disabled.

            (b) Except as otherwise stated in this paragraph, the Option may be exercised only while you are an executive officer of the Company.

      5. Payment Under Option. You may exercise the Option, in whole or in part and to the extent vested, but only with respect to whole shares of Company Stock. You may pay the Option price in cash, in Mature Shares of Company Stock, or in any combination thereof. For purposes of this Agreement, "Mature Shares" shall mean shares of Company Stock for which the holder has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months, or (ii) has purchased on the open market. If you deliver Mature Shares of Company Stock to make any such payment, the shares shall be valued at the Fair Market Value thereof on the date you exercise the Option. For purposes of this agreement, "Fair Market Value" shall mean, on any given date, (i) if the Company Stock is traded on an exchange, the closing registered sales price of the Company Stock on such day on the exchange on which it generally has the greatest trading volume, (ii) if the Company Stock is traded in the over-the-counter market, the average between the closing bid and asked prices on such day as reported by NASDAQ, or (iii) if the Company Stock is not traded on any exchange or in the over-the-counter market, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

      6. Transferability of Option. The Option is not transferable by you (other than by will or by the laws of descent and distribution) and, except as otherwise stated in this letter, may be exercised during your lifetime only by you. Notwithstanding the preceding, you shall have the right to transfer the rights under the Option granted in this Agreement during your lifetime subject to the following limitations:

            (a) transfers may be made only to the following transferees: (i) the optionee's children, step-children, grandchildren, step-grandchildren or other lineal descendants (including relationships arising from legal adoptions) (such individuals are hereinafter referred to as "Immediate Family Members"); (ii) trust(s) for the exclusive benefit of any one or more of the optionee's Immediate Family Members (the optionee's spouse may also be a beneficiary); or (iii) partnership(s), limited liability compan(ies) or other entit(ies), the only partners, members or interest holders of which are among the optionee's Immediate Family Members (the optionee's spouse may also hold an interest);

            (b) there may be no consideration for the transfer;

            (c) there may be no subsequent transfer of the transferred Option except by will or the laws of descent and distribution;

            (d) following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer (including the conditions under which the Option may terminate prior to its expiration); except that the transferee rather than the optionee may deliver the Option exercise notice and payment of the exercise price;

            (e) only the vested portion of the Option is transferable;

            (f) written notice of any transfer must be delivered to the Chief Financial Officer of the Company; and

            (g)  the   optionee's   estate  may   transfer  the  Option  to  the
      beneficiaries of such estate, subject to the limitations set forth in items (b) through (f) above.

      7. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of: (i) a subdivision or consolidation of shares, (ii) the payment of a stock dividend, (iii) a stock split, or (iv) any other change in the capitalization that is effective without receipt of consideration by the Company, the number of shares with respect to which you have an unexercised Option and the Option price shall be appropriately adjusted by the Company, whose determination shall be binding.

      8. Triggering Events. Notwithstanding any other provision to the contrary, in the case of the occurrence of a "Triggering Event," as defined below, the following provisions shall apply:

            (a) For purposes of this paragraph 8, a "Triggering Event" shall mean:

                  (i) substantially all of the Company's assets, stock or business is sold or transferred, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise; or

                  (ii) the  Advisory  Agreement  between  the  Company and Apple
            Residential Advisors, Inc. (whether or not subject to a subcontract arrangement) is terminated or not renewed, and the Company ceases to use Apple Residential Management Group, Inc. (whether or not subject to a subcontract arrangement) to provide substantially all of its property management services.

            (b) Upon a Triggering Event, the vested portion of the Option shall be exercisable at an exercise price of $1.00 per share of Company Stock and remain exercisable for 180 days following the occurrence of such event.

            (c) If you elect in writing not to exercise the vested portion of the Option or if you fail to exercise the vested portion of the Option within the 180 day period as described in subparagraph (b) above, the Company shall, immediately upon receipt of such written election or expiration of the 180 day period, pay you, in cash, the difference between the exercise price ($1.00) and the Fair Market Value of the Company Stock that could be obtained upon exercise of the vested portion of the Option (or, as appropriate, the fair market value, as determined in good faith by the Committee, of securities received in exchange for or receivable in lieu of such Company Stock in the context of an acquisition transaction that constitutes a Triggering Event in which Company Stock is to be exchanged for or replaced by other securities).

            (d) If the exercise of the vested portion of the Option or the receipt of payment in lieu of such exercise (collectively, "Option Income") would subject you to an excise tax under Internal Revenue Code Sections 280G or 4999, the Company shall pay to you, in cash, an additional amount equal to the sum of the excise tax due and the federal, state and local income taxes due on the additional amount (cumulatively, the "Gross-Up Payment"), such that the net amount retained by you will equal the Option Income. The Gross-Up Payment shall be paid to you as soon as possible following the exercise of the vested portion of the Option or the receipt of payment in lieu of such exercise, bu in no event later than ninety (90) calendar days after such date. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at your highest marginal rate in the calendar year in which the Gross-Up Payment is to be made and the state and local income taxes at your highest marginal rates in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      9. Exercise and Notices. To exercise the vested portion of your Option, you must deliver to the Chief Financial Officer of the Company written notice, signed by you, stating the number of shares you have elected to purchase, and payment to the Company as described in paragraph 5. Any notice to be given under the terms of this letter shall be addressed to the Chief Financial Officer of the Company at the Company's primary business address, and any notice to be given to you shall be given to you or your personal representative, legatee or distributee, and shall be addressed to him or her at the address set forth above. Either party may hereafter designate in writing any other address for purposes of notice in a notice duly sent to the other. Notices shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

      10.  Withholding.  By signing this letter,  you agree to make  arrangement
satisfactory   to  the  Company  to  comply  with  any  income  tax  withholding requirements that may apply upon the exercise of the Option.

      11. Continuation as Officer of the Company. Neither the Agreement nor the Option confers upon you any right to continue as an officer of the Company or limits in any respect the right of the Company to terminate your status as an officer.

      12. Delivery of Certificate. The Company may delay delivery of the certificate for shares purchased pursuant to the exercise of an Option until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. As a condition of exercising the Option, you may be required to execute a customary written indication of your investment intent and such other agreements as the Company deems necessary or appropriate to comply with applicable securities laws.

      13. Acceptance of Option. Your acceptance of the Option, which shall be deemed to take place when you sign where indicated on this letter, places no obligation or commitment on you to exercise the Option. By signing below, you indicate your acceptance of the Option and your agreement to the terms and conditions set forth in this letter, which shall become the Company's Agreement with you. Unless the Company otherwise agrees in writing, this letter will not be effective as an Agreement if such copy is not signed and returned.

                                        APPLE RESIDENTIAL INCOME TRUST, INC.

                                        /s/  Glade M. Knight
                                        ----------------------------------------
                                        Chairman and Chief Executive Officer



Agreed and Accepted:


/s/ Glade M. Knight
---------------------
Glade M. Knight